EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Name	State of Incorporation/Organization	Collectors Universe Ownership Percentage

Professional Coin Grading Services, Inc.	Delaware	100%

Collectors Finance Corporation	California	100%

Certified Asset Exchange, Inc.	Delaware	100%

Gem Certification and Assurance Lab, Inc.	Delaware	100%

In accordance with the instructions set forth in Paragraph (b) of Item 601 of Regulation S-K, there has been omitted those subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of June 30, 2006.